Exhibit 99.1(a)

Q4 2018 Earnings Prepared Comments
Chuck Kyrish, Celanese Corporation, Vice President, Investor Relations and Treasurer
This is the Celanese Corporation fourth quarter 2018 earnings prepared comments. The Celanese Corporation fourth quarter 2018 earnings release was distributed via Business Wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section, along with the slides. As a reminder, some of the matters discussed below and included in our presentations may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained in the slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website in the Investor Relations section under Financial Information. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments and the slides are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Today, I am pleased to report record adjusted earnings of $11.00 per share and highest-ever free cash flow of $1.2 billion for 2018, culminating a three-year plan to sustainably elevate the earnings across our businesses. Our free cash flow of $1.2 billion in 2018 represents growth in excess of 115 percent over 2015 and is more than three times the free cash flow of 2012. Supported by this powerful cash generation, 2018 was a year of robust and balanced capital deployment, including highly accretive organic expansion, complementary M&A, and cash return to our shareholders. A few highlights follow.
•We completed and commissioned a 150 kt VAM expansion at our Clear Lake, Texas plant. This project incorporates the latest iteration of Celanese’s VAM technology, further increasing the output of the existing unit at minimal capital cost. This available capacity will create a number of productivity opportunities for the Acetyl Chain to further leverage our global network and support industry demand this year and into the future. With an expected return of approximately 40 percent, this is an example of the type of capital-efficient and productivity-based investments available to us.
•In the fourth quarter, we completed the closure of the acetate tow production unit at our Ocotlán, Mexico plant, a critical piece of the productivity plan we outlined to maintain stable earnings in Acetate Tow. The business will now operate with an improved cost position, meeting the same customer demand from a reduced production footprint.
•We completed a number of debottlenecking and expansion plans in Engineered Materials on the path to adding roughly 100 kt of capacity. Spanning sites on four continents and virtually all major products, these projects are critical in providing needed capacity to meet rising demand for our products and services. In addition, work is underway to increase the POM capacity at our Frankfurt, Germany site by 20 kt, which will make this the world's largest and most efficient POM production facility.
•Moving to our M&A activity for Engineered Materials. We recently announced completion of our Next Polymers acquisition. This acquisition brings to Celanese one of India’s leading engineering thermoplastics compounders with approximately 20 kt of local compounding capacity. This transaction complements our business in India and further establishes Celanese as a materials leader in a very high-growth region of the world. Next Polymers also brings considerable expertise in compounding polymers containing post-industrial material, an increasingly important capability in the market, while also complementing the Omni Plastics acquisition earlier in the year which contributed similar expertise and strengthened our US manufacturing footprint.

•To highlight M&A activity for the Acetyl Chain, I’m pleased to share our recently announced agreement with Linde to purchase their 360 kt synthesis gas production unit at Clear Lake at a fraction of the cost of a new build. With this synthesis gas unit, we are now backward integrated in a significant way at Clear Lake in both methanol and CO, the two primary feedstocks for acetic acid production.
•Let me also highlight the plan we announced today to expand our Clear Lake acetic acid production. Utilizing Celanese's acetic acid technology as well as existing infrastructure at Clear Lake, we are confident that this represents a level of capital efficiency and variable cost not possible elsewhere. This investment is scheduled for completion in late 2021 and will provide 0.7 million tons of acid capacity and contribute productivity savings by expanding advantaged feedstock exposure via our methanol joint venture and the expanded CO supply at Clear Lake. We also have the ability to further double the capacity in the future at a low capital cost. In combination with this, we have announced an equivalent capacity rationalization of 0.6 million tons at our sites in Asia, making this investment essentially capacity neutral. This reconfiguration of the global production network will generate approximately $100 million of benefit, another step in elevating the earnings base of this business. This investment is expected to return approximately 30 percent on the basis of productivity alone, independent of any assumed demand growth, and supports our push to deliver earnings expansion throughout this decade and into the next.
•For the year we repurchased a record $817 million worth of our shares, approximately 6 percent of shares outstanding, with $567 million in the fourth quarter. In 2018, we also paid $280 million in dividends to shareholders. We remain committed to returning excess cash to our shareholders via dividends and share repurchases.
Moving on to financial performance, let me start with 2018 consolidated results. I am pleased to report GAAP earnings of $8.95 per share and adjusted earnings of $11.00 per share, 46 percent growth over 2017. Net sales grew 17 percent year over year to $7.2 billion, driven by both price and volume expansion. The Acetyl Chain’s segment income was $1.0 billion and segment income margin was 25.3 percent. With sustained performance throughout the year, that business delivered four consecutive quarters with margins in excess of 20 percent, the four highest margin quarters in its history. Engineered Materials realized segment income of $694 million, a step-up of nearly $100 million over 2017, by delivering over 3,200 project commercializations in the year and segment income margin of 26.8 percent. The earnings power of Engineered Materials has more than doubled since 2014, stacking up five years of annualized segment income expansion. For the year, Acetate Tow delivered segment income of $273 million at a segment income margin of 42.1 percent.
Looking now at fourth quarter financial results. For the quarter, GAAP diluted earnings came in at $0.73 per share with adjusted earnings of $2.38 per share, consistent with the guidance range we provided in October. Engineered Materials reported fourth quarter segment income of $150 million, a 6 percent increase over the same quarter last year. Quarterly net revenue in Engineered Materials grew 7 percent over last year, on price and volume growth. The Acetyl Chain posted segment income of $215 million, a 21 percent increase over the fourth quarter of 2017, at a segment income margin of 23.0 percent. Net sales for the quarter grew 5 percent over last year, as the business maintained pricing levels in a challenging raw material environment. Fourth quarter segment income for Acetate Tow came in at $53 million, $15 million lower than the same quarter last year, due to the impact of an inventory build in the fourth quarter of last year and higher acetyls raw material costs.
To address a few contemporary topics from the quarter, starting with the Acetyl Chain. In the quarter, we saw anticipated seasonality consistent with past years. Beyond this we saw some further deviation in normal end of year buying patterns due principally to weakness in Chinese demand and declining raw material pricing. Our teams worked diligently to mitigate much of the impact of these dynamics as well as a significant VAM turnaround at Clear Lake by flexing operating rates and placing additional acetic acid outside of China sequentially over the third quarter. We expect to see some modest recovery starting in the second quarter as demand picks up after the Chinese New Year.
In Engineered Materials, towards the end of the fourth quarter we saw a more pronounced change in order patterns more related to customers deferring purchases than to a deep change in consumer demand. Embedded growth levels remain relatively strong across applications, with Engineered Materials fourth quarter auto sales growth of 3 percent year over year, on an organic basis, versus auto builds which were down over 5 percent over the same period. We expect this current inventory reset may take a few more months to work its way through all levels of the value chain. Similar to 2017, we saw a seasonal shift in mix in the fourth quarter towards Asia which had a corresponding impact on Engineered Materials' margins. We anticipate normalized margins in the first quarter as we return to an ordinary regional mix and work to keep some of the lagging benefit of lower raw material costs.
Let me touch on raw materials further, starting with oil pricing that rapidly fell in excess of 30 percent off of highs in early October. The direct impact to Celanese of softness in crude is minimal, with more influence downstream at secondary and tertiary levels. In the quarter, we saw the correlation of olefin and oil pricing in Asia with average ethylene prices across the quarter down almost $300 per ton sequentially.

With little oil-based ethylene production and a tighter ethane market in the quarter, we saw the opposite in the US with ethylene pricing up almost 10 percent sequentially. With the connecting of C1 and C2 chemistries via MTO production, ethylene softness in Asia impacted MTO operating economics, driving down those producers’ allowable methanol price. This resulted in methanol pricing softness in Asia, though to a far lesser degree than either oil or ethylene. The Acetyl Chain was able to flex its global network to expand the acetic acid spread over methanol in the fourth quarter, providing further evidence of an ongoing disconnect from underlying methanol prices as industry utilization rates continue to improve. Looking forward, based on the latest data, it appears we reached an inflection point around the end of the fourth quarter with recent improvement in oil prices over the last several weeks and a forward curve that is relatively stable. All else equal, we expect recent price trends to shore up the outlook for broader petrochemicals pricing at these levels with potential for a return to normalized inflation as we progress through 2019.
Summing this up, with the exception of possibly Europe, indications are that the current market weakness is more a response to geo-political uncertainty than anything fundamental. Several of our US customers who struggled a bit in the fourth quarter have communicated more comfort looking forward. In Asia, customers are anticipating the Chinese New Year and watching for resolution of the US-China trade impasse and indications of exactly how the Chinese government plans to support the economy there. We anticipate that as 2019 progresses, more clarity on these topics would help obviate much of the current uneasiness in the market that is temporarily overshadowing largely sound fundamentals. In Europe, we will keep watch on industrial production rates there and whether that indicates a deeper slowdown or resolves as do some of the current issues like China trade and Brexit.
As things look today, we expect the first quarter adjusted earnings per share to be largely in line with the fourth quarter of 2018. We would not be surprised for these trends to continue a bit past the first quarter, with recovery starting in the second quarter and a stronger back half of the year. For the full year, we expect the earnings accretion from recent share repurchases to roughly offset a year over year headwind due to pension accounting and a potentially higher tax rate in 2019. Contributions from Acetate Tow will come in at similar levels to 2018. Accounting for all this, we see 2019 adjusted earnings of approximately $10.50 per share. As we work through the next few months, we will be in a position to give more detail on 2019 earnings.
As we look to 2020, the productivity-based investments, both completed and underway, within the Acetyl Chain, will also support additional Celanese volume to meet industry demand growth as utilization rates move towards 90 percent by the end of this decade. Robust customer demand for our solutions in

Engineered Materials will be matched by high-return capacity expansions, continued execution of complementary M&A, and further scaling of the pipeline model to 5,000 project commercializations. For Acetate Tow, the productivity plan is on track and expected to preserve the earnings capacity of that business. In short, the path on which we are executing to deliver earnings growth in Engineered Materials, the Acetyl Chain and our view that global economic fundamentals are not as dramatically challenged as many seem to believe gives us confidence in our ability to deliver adjusted earnings of $12 per share in 2020. Along with this, we expect free cash flow generation to continue on pace to achieve a cumulative level of $3.6 billion over the three year period.
I would like to thank the organization for another tremendous quarter and year. Their cumulative effort has created unique business models and a powerful cash generation engine, resulting in a balance sheet that is as strong as ever with our highest degree of freedom and investment potential, positioning us to further drive extraordinary value for our shareholders in the future.

Scott Richardson, Celanese Corporation, Chief Financial Officer
Before reviewing cash flow results, let me point out that the primary difference between our GAAP results and adjusted numbers in the fourth quarter and 2018 was our normal fourth quarter pension mark to market adjustment. Additionally, some expense related to restructuring and M&A activity was also adjusted for during the period.
As Mark mentioned, we delivered record earnings and free cash flow in 2018 and were active in deploying that cash to our highest return priorities. As a result of differentiated business performance, particularly in the fourth quarter, and a number of initiatives to improve our earnings to cash conversion, we generated operating cash flow of $1.6 billion and free cash flow of $1.2 billion in 2018. To Mark’s comments, let me add that virtually all of the operating cash flow we generated in 2018 was deployed within the year to organic productivity and expansion investments, thoughtful M&A, or returning cash to our shareholders in the form of dividends and share repurchases.
For the year, we completed share repurchases worth $817 million, $567 million of which came in the fourth quarter. The strength of our cash generation as well as cash on hand allowed us to be opportunistic in deploying this capital during a quarter in which valuation levels fell dramatically despite our ongoing business performance and growth outlook. With that kind of disconnect, we believe reinvesting in Celanese is one of the highest return investments we can make. We expect to remain opportunistic in how we approach share repurchases.
Capex was $337 million for the year, about $70 million higher than 2017, as we allocated more growth capital to Engineered Materials and the Acetyl Chain. Looking to 2019, we expect that number to rise slightly in the range of $350-400 million. Beyond that, you should expect to see capex levels of $400 million or slightly more as we continue to accelerate our highly accretive organic investments.
The effective US GAAP tax rate was 19 percent in 2018 compared to 20 percent last year. The tax rate for adjusted earnings per share was 14 percent, compared to 16 percent in 2017, primarily due to the impact of US tax reform. Looking to 2019, we anticipate a similar effective tax rate for adjusted earnings, but mix of jurisdictional earnings could create some upward pressure. Net cash taxes paid during 2018 were $100 million compared to $123 million last year, primarily due to refunds received in the US.
Even with a record year of capital deployment, I am pleased to report that Celanese leverage levels are lower than ever and total debt fell by more than $100 million in 2018. For the year, our global pension liability remained essentially unchanged despite highly volatile equity markets as a result of de-risking actions that we have taken over the last several years. Our large US pension plan finished the year at slightly over 100 percent funded even with zero contributions during the year as a result of an investment strategy that protects the contributions we have made. A healthy balance sheet and our current leverage levels offer us great flexibility for future value creation. During the year, we also extended the maturity profile of our debt by completing a debt offering of €500 million in Senior Notes due in 2027 to refinance a shorter term debt obligation, which also reduced our interest costs. In that process we also extended our revolver to five years and upsized it to $1.25 billion giving us even further opportunistic flexibility.
At Celanese we work hard to position our businesses to perform at differentiated levels in any environment. Our efforts over the last year to invest our capital in the best opportunities and to strengthen our balance sheet give us greater capacity to continue delivering compounded double digit earnings growth over an extended period of time.
This concludes our prepared remarks. We look forward to answering your questions tomorrow on the earnings call. Thank you.

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